Exhibit 5.1

April 25, 2006	Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, New York 10019-5820
Main Tel (212) 506-2500
Main Fax (212) 262-1910
EP MedSystems, Inc.	www.mayerbrownrowe.com
575 Route 73 North, Building D
West Berlin, New Jersey 08091

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to EP MedSystems, Inc., a New Jersey corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of 4,571,060 shares (the “Shares”) of its Common Stock, no par value per share, $0.001 stated value per share (the “Common Stock”). The Shares include (i) 96,000 shares of Common Stock issued upon exercise of certain stock options, (ii) 180,000 shares of Common Stock issuable upon exercise of certain outstanding stock options and (iii) 4,395,060 shares of Common Stock issued pursuant to two Common Stock Purchase Agreements, each dated March 24, 2006. The holders of the shares and options described above are hereinafter referred to as the “Selling Holdings”.

In rendering the opinion expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be sold by the Selling Holders that are not issuable upon exercise of options are, and the Shares to be issued upon the exercise of options, upon the exercise of such options and the payment of the exercise price thereof, will be, legally issued, fully paid and non-assessable shares of the Company.

Berlin Brussels Charlotte Chicago Cologne Frankfurt Houston London Los Angeles New York Palo Alto Paris Washington, D.C.

Independent Mexico City Correspondent: Jauregui, Navarrete y Nader S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

Mayer, Brown, Rowe & Maw LLP

April 25, 2006

We are admitted to the Bar of the State of New York, and we express no opinion as to the applicability or effect of the laws of any other jurisdiction upon any of the conclusions set forth below, except the Federal laws of the United States of America. With respect to any matters concerning New Jersey corporate law involved in the opinions set forth below, we draw your attention to the fact that we are not admitted to the Bar of the State of New Jersey and are not experts in the law of such jurisdiction, and that any such opinions concerning New Jersey corporate law are based upon our reasonable familiarity with the New Jersey Business Corporation Act as a result of our prior involvement in transactions involving such laws.

This opinion is for your benefit and it may not be reprinted, reproduced or distributed to any other person for any purpose without our prior written consent, except that we hereby consent to the filing of this opinion letter as an exhibit to the registration statement covering resales of the Shares and to the reference to this firm under the caption “Legal Matters” contained therein.

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other person, or any other document or agreement involved with the transactions. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

Very truly yours,

/S/  MAYER, BROWN, ROWE & MAW LLP